Exhibit 99.5

Zhongchao Inc.

2025 EQUITY INCENTIVE PLAN

RESTRICTED SHARE AGREEMENT

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Participant:	Weiguang Yang

Grant Date:	August 25, 2025

Number of Restricted Share Granted:	550,000 Class A Ordinary Shares and 4,450,000 Class B Ordinary Shares

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THIS RESTRICTED SHARES AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Zhongchao Inc. (the “Company”), and the Participant specified above, pursuant to the Company’s 2025 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”); and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Shares provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2. Grant of Restricted Shares. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Restricted Shares specified above. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Restricted Shares, except as otherwise specifically provided for in the Plan or this Agreement. Subject to Section 5 hereof, the Participant shall not have the rights of a stockholder in respect of the Restricted Shares underlying this Award until such Restricted Shares have become vested and non-forfeitable in accordance with Section 3 hereof.

3. Vesting.

(a) General. Subject to the provisions of Sections 3(b) hereof, if the Participant continues to be a Service Provider through six months after the Grant Date specified above, then at the end of the vesting period for such shares of Restricted Stock (the “Restricted Period”), the Participant shall become vested in the Shares.

(b) Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Shares at any time, subject to the terms of the Plan. If so accelerated, such Restricted Shares will be considered as having vested as of the date specified by the Administrator. In the event of a Change in Control, Section 14(c) of the Plan shall apply to any unvested Restricted Shares.

(c) Forfeiture. Subject to this Section 3, all unvested Restricted Shares shall be immediately forfeited upon the termination of the Service Provider. The Participant hereby irrevocably appoints the Secretary of the Company or any successor as the Participant’s attorney to transfer any forfeited Restricted Shares on the books of the Company with full power of substitution in the premises.

4. Period of Restriction; Delivery of Unrestricted Shares. When the Restricted Shares awarded by this Agreement become vested and non-forfeitable, the Participant shall be entitled to receive the certificates for the Shares or the evidence of such Shares in the book-entry form from the Company’s transfer agent, and if the Participant’s stock certificates or book-entry account contain legends restricting the transfer of such Shares, the Participant shall be entitled to receive new stock certificates free of such legends (except any legends requiring compliance with securities laws or as otherwise provided under this Agreement).

5. Dividends and Other Distributions; Voting. Participants holding Restricted Shares shall be entitled to receive dividends or other distributions paid with respect to such Shares. The Participant may exercise voting rights with respect to the Restricted Shares granted hereunder until same have vested.

6. Non-Transferability. The Restricted Shares, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not, prior to vesting, be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary(ies) of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the Restricted Shares, or the levy of any execution, attachment or similar legal process upon the Restricted Shares, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7. [Reserved].

8. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the choice of law principles thereof.

9. Section 83(b). The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s, to file timely and properly any election under Section 83(b) of the Code and any corresponding provisions of state tax laws, if the Participant elects to make such election, and the Participant agrees to timely provide the Company with a copy of any such election.

10. Legend. All certificates representing the Restricted Shares shall have endorsed thereon the legend as determined by the Company. Notwithstanding the foregoing, in no event shall the Company be obligated to deliver to the Participant a certificate representing the Restricted Shares prior to the vesting dates set forth above.

11. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Administrator of the Plan shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

12. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chief Financial Officer of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

13. No Right to Employment or Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Participant’s service at any time, for any reason, subject to the terms of the Consulting Agreement.

14. Compliance with Laws. The issuance of the Restricted Shares or unrestricted Shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Restricted Shares or any of the unrestricted Shares pursuant to this Agreement if any such issuance would violate any such requirements.

15. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Restricted Shares are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

16. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

17. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

19. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

20. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date first written above.

COMPANY: Zhongchao Inc.

By:	/s/ Pei Xu
Name:	Pei Xu
Title:	Chief Financial Officer and Director

PARTICIPANT:

By:	/s/ Weiguang Yang
Name:	Weiguang Yang

[Signature Page to Restricted Shares Agreement – Zhongchao Inc.]